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                                  Exhibit 4.32

                   AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.

                        INCENTIVE STOCK OPTION AGREEMENT
                               ( Daniel Brandano )

      Incentive Stock Option Agreement (the "Option") made effective as of the 1st day of July, 1999 between Affinity International Travel Systems, Inc., a Nevada corporation (the "Corporation"), and Daniel Brandano (the "Recipient"), an employee of the Corporation, a Parent or a Subsidiary, pursuant to the Corporation's 1999 Stock Option Plan, as it may be amended from time to time (the "1999 Plan").

                              W I T N E S S E T H:
                              -------------------

      WHEREAS, on July 1, 1999, the Corporation adopted the 1999 Plan which provides, for the issuance of stock options including stock options intended to qualify as "incentive stock options", as defined in Section 422 of the Internal Revenue Code of 1986, as amended (The "Code"), and

      WHEREAS, the Corporation and the Recipient desire to enter into an agreement whereby the Corporation will grant the Recipient an option to purchase shares of the Common Stock, $.001 par value, of the Corporation (the "Stock"), and this Option is intended to qualify as an incentive stock option;

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Recipient agree as follows:

      1.    Grant of Option.

      Pursuant to the terms and conditions of the 1999 Plan and this Option, the Corporation hereby grants to the Recipient an Option to purchase, as provided in
Section 3 hereof, all or any part of a total of 2,000,000 shares of Stock (the "Option Shares").

      2.    Purchase Price.

      The price at which the Option Shares may be purchased shall be US$.50 per share (the "Option Exercise Price"). This price is not less than 110% of the Fair Market Value of the Stock on the date of this Option.

      3.    Exercise of Option.

      Subject to the provisions of Section 4, this Option shall be immediately exercisable by the Recipient. Notwithstanding any provision of this Option to the contrary, in no event may this Option be exercised after 10 years from the date of this Option (the "Expiration Date").
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      4.    Termination of Employment.

      If the Recipient ceases to be employed by the Corporation, a Parent, or a Subsidiary (a "Termination"), then this Option may be exercised as to all shares with respect to which Recipient could exercise this Option on the date of Termination, and which shares have not been previously purchased, until the earlier of the Expiration Date or one year after termination of employment.

      The Recipient acknowledges that following the date which is three months after termination of Recipient's employment (other than by reason of death or Permanent and Total Disability), this Option will no longer qualify as an Incentive Stock Option.

      5.    Nontransferability; Persons Able to Exercise.

            The Option may not be transferred other than by will or the laws of descent and distribution. During the life of the Recipient, only the Recipient may exercise this Option. If the Recipient dies while still employed by the Corporation, or the periods specified in Section 4, this Option may be exercised by his executors, administrators, legatees or distributees, provided that such person or persons comply with the provisions of this Option applicable to the Recipient.

      6.    Method of Exercising Option.

            The Option may be exercised, in whole or in part, by written notice to the Corporation, containing an executed Notice of Exercise in the form of Attachment A, provided that the Corporation, in its discretion, may modify or augment these requirements as provided in Section 9 of this Option, or where appropriate because a person other than the Recipient is exercising the Option pursuant to Section 5. The written notice specified in this Section must be accompanied by payment of the Option Exercise Price for the shares being purchased. Payment may, at the option of the Recipient, be made in cash, or with shares of Stock issuable upon exercise of this Option, which shares of Stock shall be valued at the Fair Market Value (defined below) of the Stock on the date of exercise (a "cashless exercise"). In the event of a cashless exercise, the number of shares of Stock issuable to the Recipient shall be determined using the following formula:

            X = Y ((A-B)/A)

WHERE:      X = the number of shares to be issued to the Recipient
            Y = the number of shares purchasable under the Option (or portion of the Option) surrendered
            A = the Fair Market Value of the Stock on the date of exercise; and B = the then current exercise price of the Option.

For purposes hereof, the "Fair Market Value" of the Stock shall mean the last reported sale price per share of Stock, as reported on the OTC Bulletin Board, or in the event the Stock is listed on a national securities exchange, or on the Nasdaq Stock Market (or any successor stock market), the closing price of the Stock on such exchange or stock market, for the day on which the notice of exercise is sent or delivered or, in the event sales of the Stock are not reported on the OTC Bulletin Board and the Stock is not listed on a national securities exchange or on the Nasdaq Stock Market (or any successor stock market), the Fair Market Value per share as determined by the Board of Directors of the Company in good faith. As soon as practical after receipt of this notice and payment, the Corporation shall deliver a certificate or certificates representing the purchased shares registered in the name of the person or


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persons exercising this Option. In the event this Option is exercised by any person other than the Recipient, the notice shall be accompanied by appropriate proof of the right of such person to exercise this Option. All shares purchased upon the exercise of this Option and payment of the full Option Exercise Price will be fully paid and nonassessable.

      7.    Stock Adjustments.

            If there shall be any change in the Stock through merger, consolidation, reorganization, recapitalization, or other change in the corporate structure of the Corporation, appropriate adjustments in the total number and kind of shares subject to this Option, consistent with the requirements of the Code to insure that this Option will qualify as an Incentive Stock Option, shall be made by the Corporation as provided in the 1999 Plan. Such adjustments may include the elimination of any fractional shares that might otherwise be subject to this Option.

      8.    No Rights Other Than Those Expressly Created.

            Neither this Option nor any action taken hereunder shall be construed as (i) giving the Recipient any right to be retained in the employ of, or continue to be affiliated with, the Corporation, (ii) giving the Recipient any equity or interest of any kind in any assets of the Corporation, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Recipient and the Corporation. As to any claim for any unpaid amounts under this Option, any person having a claim for payments shall be unsecured creditor. The Recipient shall not have any of the rights of a stockholder with respect to any Option Shares until such time as this Option has been exercised and Option Shares have been issued.

      9.    Compliance with Laws.

            (a) Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Corporation may be required to collect or withhold income or other taxes from Recipient upon the grant of this Option, the exercise of this Option, or at some other time. The Corporation may require, as a condition to the exercise of this Option, or demand, at such other time as it may consider appropriate, that the Recipient pay the Corporation the amount of any taxes which the Corporation may determine is required to be collected or withheld, and the Recipient shall comply with the requirement or demand of the Corporation.

            (b) Securities Law Compliance. Upon exercise (or partial exercise) of this Option, the Recipient shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation to issue or transfer the Option Shares in compliance with the provisions of applicable federal or state securities laws. The Corporation, in its discretion, may postpone the issuance and delivery of Option Shares upon any exercise of this Option until completion of such registration or other qualification of such shares under any federal or state laws, or stock exchange listing, as the Corporation may consider appropriate. The Corporation may require that prior to the issuance or transfer of Option Shares upon exercise of this Option, the Recipient enter into a written agreement to comply with any restrictions on subsequent disposition that the Corporation deems necessary or advisable under any applicable federal and state securities laws. Certificates of Stock issued hereunder may bear a legend reflecting such restrictions.


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            (c) General. No Option Shares shall be issued upon exercise of this
Option unless and until the Corporation is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such Option Shares.

      10.   Miscellaneous.

            (a) Provisions of the Plan. This Option is expressly subject to all of the terms and conditions contained in this Option and in the 1999 Plan, except those terms and conditions which are expressly applicable only to options which are not "1999 Plan ISOs", and the 1999 Plan is hereby incorporated herein by reference. All capitalized terms not defined in this Option have the meanings specified in the 1999 Plan.

            (b) Discretion of the Committee. Unless otherwise explicitly provided herein, the Committee, as defined in the Plan, shall make all determinations required to be made hereunder, including determinations required to be made by the Corporation, and shall interpret all provisions of this Option, as it deems necessary or desirable, in its sole and unfettered discretion. Such determinations and interpretations shall be binding and conclusive to the Corporation and the Recipient. The Committee, in its sole discretion, is authorized (i) to convert the unexercised portion of this Option to an option which is not an incentive stock option by written notice to the Recipient, and (ii) to accelerate the time at which this Option may be exercised.

            (c) $100,000 Limitation. As provided in Section IV(d) of the Plan, if the aggregate Fair Market Value of Common Stock with respect to which Corporation ISOs (determined without regard to Section IV(d) of the Plan) are exercisable for the first time by the Recipient during any calendar year exceeds $100,000, a portion of such Corporation ISOs (which may include this Option) shall be treated as options which are not Incentive Stock Options. For purposes of this limitation, (i) options shall be taken into account in the order granted, and (ii) the Committee may designate that portion of any Corporation ISO (including this Option) that shall be treated as not an Incentive Stock Option if the provisions of this paragraph apply to a portion of any option, unless another treatment is required by the Code or regulations of the Internal Revenue Service. The foregoing designation may be made at such time as the Committee considers appropriate, including after the issuance of this Option or at the time of its exercise. For the purpose of this section, Fair Market Value shall be determined as of the time the option with respect to such stock is granted.

            (d) Limitations on Disposition of Option Shares. It is understood and intended that this Stock Option shall qualify as an "Incentive Stock Option" as defined in Section 422 of the Code. Accordingly, the Recipient understands that in order to obtain the benefits of an Incentive Stock Option under Section 421 of the Code, no sale or other disposition may be made of any Option Shares within one year after the day after the transfer of such Option Shares to the Recipient, nor within two years after the grant of the Stock Option. If the Recipient intends to dispose, or does dispose of any such Option Shares within said periods (whether by sale, exchange, gift, transfer or otherwise, including, if authorized by the Corporation, paying the exercise price of a Stock Option by transfer of Option Shares), then Recipient will notify the Corporation in writing within ten days after such disposition.

            (e) Reservation of Shares. During the term of this Option, the Corporation shall at all times reserve and keep available shares of Stock sufficient to satisfy the requirements of this Option.


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            (f) Amendment. This Option may only be modified or amended by a writing signed by both parties.

            (g) Notices. Any notices required to be given under this Option shall be sufficient if in writing and if hand-delivered or if sent by first class mail and addressed as follows:

            if to the Corporation:

            Affinity International Travel Systems, Inc.
            100 Second Avenue South
            Suite 1100 South
            St. Petersburg, FL  33701

            if to the Recipient:

            Daniel Brandano
            336 4th Avenue North
            Tierra Verde, FL  33715

or to such other address as either party may designate under the provisions hereof.

            (g) Successors and Assigns. The rights and obligations of the Corporation under this Option shall inure to the benefit of and be binding upon the successors and assigns of the Corporation.

            (h) Applicable Law. All rights and obligations under this Option shall be governed by the laws of the State of Nevada.

            (i) Paragraph Headings. The paragraph headings used in this Option are for convenience or reference, and are not to be construed as part of this Option.


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      IN WITNESS WHEREOF, the parties have executed this Option as an instrument under seal effective as of the date written on the first page of this Option.


                        AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.


                        /s/ Gerard LaMontagne
                        -------------------------------------------------
                        By: Gerard LaMontagne, Chief Financial Officer


                        /s/ Daniel Brandano
                        -------------------------------------------------
                        Daniel Brandano


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                                  ATTACHMENT A

                               NOTICE OF EXERCISE

                              [Recipient's Address]

Affinity International Travel Systems, Inc.
100 Second Avenue South
Suite 1100 South
St. Petersburg, FL  33701

Attention:  Treasurer

Gentlemen:

      Pursuant to our Incentive Stock Option Agreement dated as of _______________ __, 1999, I hereby elect to exercise this Stock Option to the extent indicated:

_________________________ x  _____________________  =  _______________________
Number of Shares             Option Exercise Price     Total Option Exercise
Which I Elect to Purchase    Per Share                 Price

      Enclosed with this letter is full payment of the total price of the shares described above in the following form:

      (1) a check in the amount of $______ payable to the order of the Corporation; and/or

            [method 2, below, must be authorized in advance by the Corporation]

      (2) shares of Stock of the Corporation properly endorsed and having a fair market value equal to $______ . Include if appropriate: These shares [were/were not] acquired by exercise of an incentive stock option, and are now being disposed of within one year after the transfer of such Stock to me, or within two years after the grant of the Stock Option by which I acquired such Stock. I understand that if I am transferring shares of Stock that were acquired by exercise of an incentive stock option within the time periods specified in the preceding sentence, then such transferred Stock will not be eligible for treatment as an "incentive stock option" pursuant to
            Section 422 of the Internal Revenue Code of 1986, as amended.

      Kindly issue a certificate or certificates to me representing the shares which I am acquiring by this exercise, and deliver it to the address provided above.

                                    Very truly yours,


                                    /s/ Daniel Brandano
                                    -----------------------------------


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